EXHIBIT 10.4
THE ROYAL CARIBBEAN CRUISES LTD. ET AL
BOARD OF DIRECTORS NONQUALIFIED
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED THROUGH DECEMBER 6, 2005

THE ROYAL CARIBBEAN CRUISES LTD ET AL
BOARD OF DIRECTORS
NONQUALIFIED DEFERRED COMPENSATION PLAN

THE ROYAL CARIBBEAN CRUISES LTD ET AL
BOARD OF DIRECTORS
NONQUALIFIED DEFERRED COMPENSATION PLAN

ii

THE ROYAL CARIBBEAN CRUISES LTD. et al.
BOARD OF DIRECTORS
NONQUALIFIED DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED THROUGH DECEMBER 6, 2005
ARTICLE 1. PURPOSE
     Royal Caribbean Cruises Ltd. has established The Royal Caribbean Cruises Ltd. et al. Board of Directors Nonqualified 401(k) Plan, effective July 1, 2003. The Royal Caribbean Cruises Ltd. et al. Board of Directors Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan for the members of the Board of Directors of Royal Caribbean Cruises Ltd. as a means of deferring a portion of an eligible individual’s current income and to accumulate resources for future investments.
     With respect to amounts deferred hereunder that are subject to Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other official guidance (the “Code”) (generally, amounts deferred on and after January 1, 2005), applicable provision of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts deferred hereunder that are not subject to Section 409A (generally, amounts deferred before January 1, 2005) (“grandfathered funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such grandfathered funds.

ARTICLE 2. DEFINITIONS
     For the purpose of this Plan the following terms shall have the meanings as set forth below unless the context requires otherwise:
     2.1 Annual Retainer means cash compensation payable to Board members for service on the Board and on Board committees.
     2.2 Beneficiary means the person, persons, trust or other entity a Participant designates by written revocable designation filed with the Company to receive payments in the event of his or her death.
     2.3 Board means the Board of Directors of the Company.
     2.4 Code means the Internal Revenue Code of 1986, as amended from time to time.
     2.5 Company means Royal Caribbean Cruises Ltd. et al and any successor thereto.
     2.6 Effective Date means July 1, 2003.
     2.7 Eligible Earnings shall, for purposes of a Participant’s Deferral Contributions, consist of the Participant’s Annual Retainer and Meeting Fees.
     2.8 ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     2.9 Meeting Fees means cash compensation payable to Board members for attendance at Board meetings and at Board committee meetings.
     2.10 Participant means any non-employee Board member who elects to participate in the Plan.
     2.11 Participant Deferral Contributions means the deferred contributions made at the direction of a Participant by the Company pursuant to Section 4.1.
     2.12 Participant Account means a separate account established and maintained by the Company in accordance with the terms of the Plan in the name of each Participant consisting of the amounts set forth in Section 5.1.
     2.13 Plan means the Royal Caribbean Cruises Ltd. et al Board of Directors Nonqualified Deferred Compensation Plan, the Plan set forth herein, as amended from time to time.
     2.14 Plan Year means a 12-consecutive month period commencing January 1st and ending on the following December 31st.
     2.15 Termination of Service means a Participant’s termination of service on the Board.

     2.16 Valuation Date means any day on which the New York Stock Exchange or any successor to its business is open for trading, or such other date as may be designated by the Company.

ARTICLE 3. ELIGIBILITY TO PARTICIPATE
     3.1 Determination of Participant Status: Upon adoption of the Plan, the Company will notify the Board of their eligibility to participate in the Plan. Thereafter, except as otherwise provided in Section 3.2, prior to each calendar quarter, the Company will notify those new members of the Board of their eligibility to participate.
     3.2 Commencement of Participation: Each Participant shall be provided an opportunity to designate the percentage of his or her Eligible Earnings to be deferred under Section 4.1. Any Participant who makes such a designation in the second calendar quarter of 2003 shall become a Participant on the first day of the following month, with respect to Eligible Earnings earned on or after the Effective Date only, provided the Eligible Participant is a member of the Board as of such date. Thereafter through December 31, 2004, any such Participant who makes such a designation shall become a Participant on the first day of the following calendar month. Effective on and after January 1, 2005, in the case of the first year in which a Board member becomes eligible to participate in the Plan, the Board member may make a deferral election with respect to services to be performed subsequent to the election provided the election is made within 30 days after the date the Board member becomes eligible to participate. In the case of all other Board members, including any newly eligible Board member who fails to make an election within the 30-day period described above, deferral elections must be made no later than December 31 (or such other prior date designated by the Company) of the year before the year the services related to the deferral election are to be performed.
     Any such designation must be made in the manner authorized by the Company and must be accompanied by:
(a) an authorization by the Participant for the Company to make deductions to cover the amount of such deferrals elected pursuant to Section 4.1;
(b) an investment election with respect to any Participant Deferral Contributions;
(c) a designation of Beneficiary; and
(d) a designation as to the form and timing of the distribution of his or her Participant Account.
     3.3 Cessation of Participation: A Participant shall cease to be a Participant on the earliest of:
(a) the date on which the Plan terminates; or
(b) the date on which he or she receives a complete distribution of his or her Participant Account.

ARTICLE 4. PARTICIPANT DEFERRALS
     4.1 Participant Deferral Contributions: Each Participant may authorize the Company, in the manner described in Section 3.2, to have a Participant Deferral Contribution made on his or her behalf. Such election shall apply to the Participant’s Eligible Earnings attributable to services performed during the designated period covered by the election, as provided in Section 3.2. Such Participant Deferral Contribution shall be a stated whole percentage of the Participant’s Eligible Earnings, equal to not less than 10% nor more than 100%, as designated by the Participant. The percentage of Eligible Earnings designated by a Participant to measure the Participant Deferral Contributions to be made on the Participant’s behalf shall remain in effect, notwithstanding any change in his or her Eligible Earnings, until he or she elects to change or suspend such percentage in accordance with Section 4.2 or Section 4.3, below.
     4.2 Changes in Contributions: A Participant may change his or her contribution percentage election under Section 4.1 by applying to make such change in the manner prescribed by the Company. Prior to January 1, 2005, any such change shall become effective no earlier than the first day of the month following the date on which the Participant applies to make such change. On and after January 1, 2005, any such change shall become effective no earlier than the first day of the year following the date on which the Participant applies to make such change.
     4.3 Suspension of Contributions: A Participant may suspend his or her Participant Deferral Contributions at any time by applying for a suspension in writing to the Company. Prior to January 1, 2005, any such suspension request shall become effective as soon as administratively practicable following the date the Participant applies for the suspension. On and after January 1, 2005, any such suspension request shall not become effective before the first day of the year following the date the Participant applies for the suspension. A Participant whose Deferral Contributions have been suspended under this section may resume having Deferral Contributions made on his or her behalf by applying to change his or her contribution percentage election in accordance with Section 4.2.

ARTICLE 5. INVESTMENTS AND PARTICIPANT ACCOUNTS
     5.1 Establishment of Accounts: The Company shall establish a Participant Account to which shall be credited the Participant’s Deferral Contributions and any earnings and losses credited thereto.
Each Participant shall receive a quarterly statement reflecting his or her Participant Account balance.
     5.2 Obligation of the Company: Individual benefits under the Plan are payable as they become due solely from assets allocated to individual Participant Accounts in a rabbi trust or from the general assets of the Company. To the extent a Participant or any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and the Participants or any other persons or to require the establishment of a trust in which the assets are beyond the claims of any unsecured creditor of the Company.
     5.3 Establishment of Investment Funds: The Company will establish one or more Investment Funds which will be maintained for the purpose of determining the investment return to be credited to each Participant’s Account. The Company may change the number, identity or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds based on which amounts allocated in accordance with Articles 4 and 5 are to be adjusted. Each Participant’s Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such manner as the Company will specify. A Participant may change his or her Investment Fund election periodically by completing a revised Participant Election Form and delivering it to the Vice President of Human Resources. Any such change shall become effective as of the first business day coincident with or immediately following the date the Participant applies to make such change. As the Participant’s Account increases, the investment of such amounts shall remain invested in the deemed investment previously designated until the Participant requests a change in accordance with this Section or the Company no longer includes that deemed investment as one of the available Investment Funds. If a Participant fails to make an Investment Fund election, the amount in the Participant’s Account will be deemed to have been invested in a money market fund or any other fund as determined by the Company.
     5.4 Crediting Investment Results: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect deemed investment results. Each Participant Account will be credited with the deemed investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Company. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to

Article 6 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

ARTICLE 6. DISTRIBUTIONS
     6.1 Form and Timing of Distribution: Each Participant shall elect the form and timing of the distribution with respect to his or her Participant Account in the manner authorized by the Company.
(a) Form of Payment: The Participant’s election shall indicate the form of distribution of his or her entire Participant Account in a lump sum or in monthly installments as selected by the Participant.
(b) Time of Payment: The Participant’s election shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an installment election):
(1) as soon as administratively practicable following the Participant’s Termination of Service as a member of the Board which shall in no event exceed 21 days beyond such Termination of Service;
(2) as soon as administratively practicable following the calendar year of the Participant’s Termination of Service as a member of the Board which shall in no event exceed 21 days beyond the end of such calendar year; or
(3) in a specific month and year.
Notwithstanding the foregoing, if a Participant elects his or her distribution to be made or commenced in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Service, the Participant’s distribution shall be made or commenced in accordance with paragraph 1 above. Further, if a Participant elects his or her distribution to be made or commenced in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Service, the Participant must complete new designations and authorizations pursuant to Section 3.2 in order to continue making Participant Deferral Contribution.
Notwithstanding the foregoing, a Participant may change his or her form and timing election applicable to the distribution of his or her Participant Account, provided that such request for change is made (i) at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced, (ii) at least twelve (12) consecutive months prior to the date on which such distribution will be made or commence, and (iii) solely with respect to amounts deferred under the Plan which are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005), such that the payment with respect to an amended distribution election is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid).
     6.2 Distribution after Death: Notwithstanding the foregoing, if a Participant dies prior to receiving the entire amounts in his or her Participant Account, the remaining amounts shall be paid in a lump sum to the Participant’s Beneficiary designated by the Participant as soon as practicable following the Participant’s death. The amount of any such distribution shall be determined as of the most recent Valuation Date preceding the month in which the Company is notified of the Participant’s death.
     6.3 Early Distribution: Notwithstanding any other provision of the Plan, including Sections 6.1 and 6.3, and effective solely with respect to amounts deferred under the Plan prior to January 1, 2005 and not otherwise subject to Code Section 409A, a Participant may, one time per year, make a written request to the Company to immediately receive a lump sum distribution equal to ninety percent (90%) of the entire applicable portion of his or her Participant Account as adjusted under Section 9.4. The remaining applicable balance of his or her Participant Account from which a payment has been made pursuant to this Section 6.3 shall be forfeited by the Participant. Following receipt of written notice by the Company the Participant shall be precluded from participating in the Plan for one year following such distribution.

ARTICLE 7. ADMINISTRATION
     7.1 Administration: The Plan shall be administered by the Company. The Company shall have the full and exclusive discretionary authority to administer the Plan, and any responsibilities and duties under this Plan which are not specifically delegated to anyone else. Responsibility for determining the eligibility of Participants and establishing the requirements for participation shall be vested in the Company, which shall be responsible for any interpretation of the Plan that may be required. Notwithstanding the foregoing, the Company may delegate any of its administrative duties as necessary.
     7.2 Plan Expenses: The expenses of administering the Plan shall be borne by the Company.
     7.3 Liability: The Company shall not be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to the fraud or willful misconduct on the part of a director, officer or agent of the Company.
     7.4 Claims Procedure: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Company’s Vice President and Chief Human Resource Officer, who shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state:
(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b) A description of any additional material or information required and an explanation of why it is necessary.
(c) An explanation of the Plan’s claim review procedure.
     7.5 Claims Review Procedure: Any person whose claim or request is denied or who has not received a response within 30 calendar days may request review by notice given in writing to the Company’s Vice President and Chief Human Resource Officer. The claim or request shall be reviewed by the Company’s Vice President and Chief Human Resource Officer, who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
     The decision on review shall normally be made within 60 calendar days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 calendar days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and binding on all parties concerned.
     7.6 Notices: Any notices, designations or other communications to be given to the Company by any Eligible Participant or Beneficiary shall only be effective if delivered to the Company’s Vice President and Chief Human Resource Officer.

ARTICLE 8. AMENDMENT AND TERMINATION
     8.1 Plan Amendment: The Plan may be amended or otherwise modified by the Board, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his or her Participant Account under Article 4 or of the amount and method of crediting earnings to such Participant Account under Article 5 of the Plan as of the date of such amendment. Notwithstanding anything herein to the contrary, in no event shall any amendment be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Section 409A of the Code.
     8.2 Termination of the Plan: The Board reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Account in the form and at the benefit commencement date elected by the Participant pursuant to Article 6 of the Plan. Earnings shall continue to be allocated under Article 5 of the Plan after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan. Notwithstanding the above, the Company reserves the right to pay out Participants in a lump sum their Participant Account as soon as practicable following the termination of the Plan. Notwithstanding anything herein to the contrary, in no event shall any termination be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Section 409A of the Code.

ARTICLE 9. GENERAL PROVISIONS
     9.1 Non-Alienation of Benefits: No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.
     9.2 Limitation of Rights: Neither the establishment of this Plan, nor any modification thereof, nor the creation of an account, nor the payment of any benefits shall be construed as giving
(a) any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company, unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator in accordance with the terms and provisions of the Plan; or
(b) any Participant, or other person whomsoever, the right to be retained in the service of the Company.
     9.3 Participant’s Rights Unsecured: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against Company, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant’s Account or any asset of the Company. The liabilities of the Company to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Accounts, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or to be subject to the claims of a Participant or Beneficiary.
     9.4 Withholding: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.
     9.5 Severability: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.
     9.6 Controlling Law: The Plan shall be governed by the laws of the State of Florida, except to the extent preempted by ERISA and any other law of the United States.

SIGNATURE
     IN WITNESS WHEREOF, an officer of the Company hereby executes this Plan, as amended and restated through December 6, 2005, as of the 6th day of December 2005.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ BRADLEY H. STEIN	By:	/s/ THOMAS F. MURRILL

	Bradley H. Stein	Thomas F. Murrill
	Assistant Secretary	Vice President and
Chief Human Resources Officer